Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Announces June 2007 Sales Results

New York, New York, July 12, 2007 – AnnTaylor Stores Corporation (NYSE: ANN) today announced its sales results for the month of June 2007.

For the five-week period ended July 7, 2007, net sales decreased 1.4% to $232.4 million, compared with net sales of $235.7 million for the five-week period ended July 1, 2006. By division, net sales for Ann Taylor declined 3.6% to $80.6 million in June 2007, compared with net sales of $83.7 million in June 2006. For Ann Taylor LOFT, net sales decreased 5.4% to $117.7 million in June 2007, compared with net sales of $124.4 million in June 2006.

Comparable store sales for the June 2007 period decreased 8.4%, versus a comparable store sales gain of 12.5% in the June 2006 period. By division, comparable store sales declined 3.3% for Ann Taylor in the 2007 period, compared with an increase of 6.3% the prior year. For Ann Taylor LOFT, comparable store sales declined 13.9% in June 2007, compared with an increase of 18.5% the prior year.

Commenting on the Company’s sales results, Ann Taylor President & Chief Executive Officer Kay Krill stated, “Our results in June reflected another month of slow traffic, as well as continued softness at LOFT, although client acceptance of new LOFT deliveries has improved. At Ann Taylor, our professional wear-to-work, knit top and dress categories continued to show strength, with color and novelty items particularly strong, while neutrals were challenging. In addition, sweaters continued to be difficult, and we were somewhat more promotional than we had planned at Ann Taylor in order to continue to maintain healthy inventory positions. At LOFT, against the backdrop of an extremely strong June last year, our June delivery this year performed well, and we were pleased with the success of this month’s color and novelty offering. However, the overall assortment, which also includes April and May product, continued to lack the appropriate balance of color, novelty, and updated classics. Nevertheless, despite some softness in June and ongoing concerns regarding the macro environment, our focus on aggressively managing our inventory, reducing our cost structure and repurchasing our shares—along with our ongoing belief that our product at LOFT will be brand-appropriate in the Fall—gives us confidence in achieving EPS in the range of $2.15 to $2.25 for the year.”

About Ann Taylor

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 878 stores in 46 states, the District of Columbia and Puerto Rico, and Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of May 5, 2007.

ANNTAYLOR

Contact:

Judith A. Pirro

Director, Investor Relations

Ann Taylor Stores Corporation

212-541-3598

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	effectiveness of the Company’s brand awareness and marketing programs;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher fuel and energy prices, interest rates, a downturn in the retail industry or changes in levels of store traffic;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the lease renewal or expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

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risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

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the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the re-imposition of quotas in certain categories, and other possible trade law or import restrictions;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	risks associated with a failure by independent manufacturers to comply with the Company’s labor practices requirements;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls; and

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.